Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

June 6, 2025

Autodesk, Inc.

One Market Street, Ste. 400

San Francisco, CA 94105

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Autodesk, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on May 29, 2025 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities, with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act.

Pursuant to the Registration Statement, the Company issued $500,000,000 aggregate principal amount of 5.300% Senior Notes due 2035 (the “Notes”), which have been sold pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 3, 2025, among the Company, Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the other several underwriters named in Schedule I thereto.

The Notes have been issued in the form set forth in the Indenture, dated as of December 13, 2012 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) and, as supplemented by that certain Sixth Supplemental Indenture, dated as of June 6, 2025 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the prospectus, dated May 29, 2025, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Prospectus”); the preliminary prospectus supplement, dated June 3, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the free writing prospectus, dated June 3, 2025, in the form filed with the Commission pursuant to Rule 433 of the Securities Act; the final prospectus supplement, dated June 3, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

AUSTIN  BOSTON  BOULDER  BRUSSELS  HONG KONG  LONDON  LOS ANGELES  NEW YORK  PALO ALTO

SALT LAKE CITY  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, DC  WILMINGTON, DE

Autodesk, Inc.

June 6, 2025

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto; (v) the legal capacity of all natural persons and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation on the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.